Exhibit 99.1

For Immediate Release Investor Relations Contact: Fitzhugh Taylor 203-682-8261 investors@chuys.com

Chuy’s Holdings, Inc. to Present at Two Investor Conferences in June

AUSTIN, TX - May 21, 2014 - Chuy’s Holdings, Inc. (NASDAQ: CHUY) today announced that it will present at two investor conferences in June.

On June 4, 2014, the Company will present at the Stephens Spring Investment Conference at The New York Palace Hotel in New York, NY. The presentation will begin at 11:00 AM Eastern Time.

On June 17, 2014, the Company will present at the Jefferies 2014 Global Consumer Conference at The White Elephant Hotel in Nantucket, MA. The presentation will begin at 4:00 PM Eastern Time.

Each presentation will be webcast live and archived on Chuy's website. To access these webcasts and a copy of the presentation to be used during these conferences, please visit www.chuys.com under the investors tab. A copy of the presentation will be posted on the Chuy’s website the morning of June 4, 2014.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates 53 full-service restaurants across fourteen states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!". For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.